Exhibit 3.2

Colorado Secretary of State
Date and Time: 07/14/2021 12:26 PM
Document must be filed electronically.	ID Number: 20101433852
Paper documents are not accepted.
Fees & forms are subject to change.	Document number: 20211643426
For more information or to print copies	Amount Paid: $25.00
of filed documents, visit www.sos.state.co.us.
ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20101433852
		(Colorado Secretary of State ID number)

	Entity name	Paragon 28, Inc. .

2.	The new entity name (if applicable) is	.

3.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)
☒ This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ___________________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual’s act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are	DaCosta	Albert
		(Last)	(First)	(Middle)	(Suffix)

14445 Grasslands Drive
(Street name and number or Post Office Box information)

		Englewood	CO	80112
		(City)	(State)	(Postal/Zip Code)
United States
		(Province –if applicable)	(Country –if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

CERTIFICATE OF AMENDMENT OF THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

PARAGON 28, INC.

Albert DaCosta certifies that:

1.	He is the Chief Executive Officer of Paragon 28, Inc. (the “Corporation”).

2.	Article IV of the Second Amended and Restated Articles of Incorporation is amended to read in its entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 19,021,809, consisting of 14,937,569 shares of Common Stock, $0.01 par value per share (the “Common Stock”), and 4,084,240 shares of Preferred Stock, $0.01 par value per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 2,762,500 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 1,321,740 shares.”

3.	Section 4(d)(i)(2) of Article V of the Second Amended and Restated Articles of Incorporation is amended to change the number “289,884” to “797,384”.

4.

The foregoing Amendment of the Second Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors and the required vote of stockholders in accordance with Colorado law.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer, this 28th day of June, 2021.

Albert DaCosta,
Chief Executive Officer

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